Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER
AND PROVIDES UPDATE REGARDING
ITS AMERICAN PLACE PROJECT IN WAUKEGAN, ILLINOIS

LAS VEGAS, February 17, 2022 — Full House Resorts, Inc. (Nasdaq: FLL) today announced the promotion of John Ferrucci to the newly-created position of Senior Vice President and Chief Operating Officer, subject to finalization of a new employment agreement between the Company and Mr. Ferrucci related to such position. As COO, Mr. Ferrucci will oversee the Company’s efforts to open The Temporary at American Place until a permanent general manager is selected, continue to serve as General Manager of Silver Slipper Casino Hotel in Hancock County, Mississippi, and will oversee operations for the Company’s other properties.

Mr. Ferrucci began his career at Harrah’s Atlantic City as a table games dealer, working his way up to a casino credit executive. He subsequently served as casino manager for Lucayan Beach Resort and Casino in the Bahamas before moving to Mississippi, where he opened both the Grand Casino in Gulfport and the Grand Casino in Biloxi. In 1996, Mr. Ferrucci became the general manager of the New Palace Casino in Biloxi before returning to the Northeast to help develop and open a Native American casino. In 2000, Mr. Ferrucci became Vice President and General Manager of Casino Magic Biloxi, which was the first casino hotel in Mississippi to receive the AAA Four-Diamond Service Award. In 2004, Mr. Ferrucci joined the development team for the Company’s Silver Slipper property, where he worked with architects, engineers and designers to help develop and open the property, including the subsequent addition of a 129-guestroom hotel in 2015. Mr. Ferrucci is a graduate of Trenton State College in New Jersey, where he received his Bachelor of Science degree in marketing and a Master of Education degree.

Additionally, the Company provided an update today on its American Place project in Waukegan, Illinois. The Company recently entered into an agreement to purchase approximately 10 acres of land adjoining the approximately 30-acre casino site to be leased from the city, providing space for additional parking and access to the casino site from a major road.

The Company also recently agreed to purchase a Sprung tent structure, which has an area of approximately 1.5 football fields and will house the temporary casino at American Place while the permanent facility is being constructed. Aptly named The Temporary by American Place, it is slated to include approximately 1,000 slot machines, 50 table games, a fine-dining restaurant, two additional restaurants, and a center bar. The Sprung tent structure is expected to arrive on-site between late-March and late-April 2022, and opening of The Temporary is expected to occur this upcoming summer, pending customary gaming approvals. On March 15, 2022, the Company is holding a career fair to begin interviewing applicants for available jobs throughout The Temporary.

“I am pleased to promote John Ferrucci to our new role of Chief Operating Officer,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Under his leadership, the Silver Slipper has reached new levels of profitability. He has helped develop talent throughout our company, including acting as a mentor for the general managers of Bronco Billy’s and Rising Star. His hands-on management style, as well as his experience in opening four casinos, will serve us well as we prepare for new levels of growth, beginning with our planned opening of The Temporary this summer.”

This update follows our previous announcement that the Company successfully completed its funding of The Temporary on February 7, 2022. On that date, the Company closed its private offering of $100.0 million aggregate principal amount of its 8.25% Senior Secured Notes due 2028 (the “Additional Notes”).  The Additional Notes were sold at a price of 102.0% of the principal amount and were issued pursuant to an indenture, dated as of February 12, 2021, under which the Company issued $310 million of identical senior secured notes in February 2021. Also on February 7, the Company amended its revolving credit agreement to, among other things, increase its borrowing capacity from $15.0 million to $40.0 million, all of which was available to draw. The interest rate for borrowings under the revolving credit facility, based on today’s rates, would be less than 4%.

Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the expected completion dates, expected amenities, and expected acreage for The Temporary. Such risks include, without limitation, successful closing of our purchase of additional land in Waukegan, including approval from the Illinois Gaming Board; various approvals that are required to lease the primary American Place site from the City of Waukegan, including from the Illinois Gaming Board; our ability to finalize an employment agreement with Mr. Ferrucci; our ability to repay our substantial indebtedness; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete The Temporary or American Place on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our most recent Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts, Inc. owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. In December 2021, the Company was chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination to be built in Waukegan, Illinois, subject to final regulatory approvals. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com